Exhibit 99.1


MATRIX
BANCORP
                                           For more information, please contact:
                                                                  David W. Kloos
                                                         Chief Financial Officer
                                                                  (303) 595-9898
                                                                       MTXC
                                                                   -------------
                                                                   NASDAQ LISTED


                 MATRIX BANCORP ANNOUNCES FIRST QUARTER EARNINGS

May 2, 2003

Denver, Colorado -- Matrix Bancorp, Inc. (the "Company") (NASDAQ/NMS: MTXC) today reported net income of $1.9 million for the quarter ended March 31, 2003, or $0.29 per diluted share, as compared to $2.0 million, or $0.31 per diluted share, for the quarter ended March 31, 2002. The slight decrease in net income was attributable to increases in noninterest expenses, primarily in amortization of mortgage servicing rights and other general and administrative expenses, offset partially by increases in net interest income and noninterest income, including loan origination income.

As announced on February 28, 2003, Matrix Capital Bank ("Matrix Bank") and Matrix Financial Services Corporation ("Matrix Financial") entered into definitive agreements with a third-party purchaser (the "Buyer") to sell substantially all of the assets of Matrix Financial associated with its wholesale mortgage origination platform, based in Phoenix, Arizona (the "Wholesale Platform"). The sale is structured with two separate closing dates, the first of which occurred on the signing of the definitive agreements, which was February 28, 2003. The second closing date is scheduled for August 31, 2003. On February 28, 2003, Matrix Financial sold substantially all of the tangible personal property and intangible property of approximately $3.3 million associated with the Wholesale Platform to the Buyer. There was no gain or loss recorded on the sale. Such property has been leased back to Matrix Financial to utilize until the August closing. Due to the level of continuing involvement all of the revenue and expenses related to the Wholesale Platform will be reflected in the Company's consolidated operating results until the August closing. On August 31, 2003, the net earnings (losses) from the Wholesale Platform will be compared to the purchase price earned from February to August and any difference, positive or negative, will be an adjustment to the purchase price and the associated gain or loss will be recorded. The purchase price includes a production premium that is calculated by multiplying 20 basis points times the original principal balance of all of the loans originated in wholesale production branches until February 2004. The production premium is "floored" at $4.9 million and "capped" at $9.1 million

The Company's assets totaled $1.7 billion on March 31, 2003 and December 31, 2002. The consistency overall is despite changes in various categories of assets and liabilities. Loans receivable decreased primarily due to the pooling of Small Business Administration ("SBA") loans into securities during the quarter. Securities available for sale, which consist principally of SBA pooled securities, increased $30.6 million, as compared to December 31, 2002, to $59.7 million at March 31, 2003. Deposits, custodial escrow balances and borrowed money remained fairly consistent in the aggregate.

                              Financial Highlights

Net interest income before provision for loan and valuation losses totaled $11.9 million for the quarter ended March 31, 2003 as compared to $11.6 million for the quarter ended March 31, 2002. The increase can be attributed to an increase in the Company's average interest-earning assets to $1.5 billion for the quarter ended March 31, 2003 as compared to $1.4 billion for the quarter ended March 31, 2002. This increase, however, was partially offset by a slight decrease in the Company's net interest margin to 3.24% for the quarter ended March 31, 2003 as compared to 3.45% for the quarter ended March 31, 2002. The decrease in the net interest margin can be attributed primarily to an increase in average interest-bearing liabilities, which increased to $1.3 billion for the quarter ended March 31, 2003 as compared to $1.2 billion for the quarter ended March 31, 2002, offset by a decrease in the average yield on interest-bearing liabilities to 2.73% for the quarter ended March 31, 2003 as compared to 3.77% for the quarter ended March 31, 2002. The average yield on the interest-earning assets also decreased to 5.61% for the quarter ended March 31, 2003 as compared to 6.77% for the quarter ended March 31, 2002. Both the decrease in the yield on interest-earning assets and the cost of the interest-bearing liabilities are attributable to the historically low interest rate environment experienced over the last year.

The provision for loan and valuation losses was $695 thousand for the first quarter of 2003 as compared to $1.1 million for the first quarter of 2002. The decrease in the provision was due to additional amounts recorded for the quarter ended March 31, 2002 primarily at ABS School Services, L.L.C. related to loan charge-offs which similar level of charge-offs were not present in the first quarter 2003.

Noninterest income was $30.7 million for the first quarter of 2003 as compared to $23.4 million for the same period of the prior year. The increase in noninterest income was primarily the result of a $4.9 million increase in loan origination fees. The significant loan origination income increase was a result of the substantial increase in wholesale residential mortgage loan production as well as an overall increase in the production net income spread. In the first quarter of 2003, Matrix Financial originated and sold approximately $1.2 billion in loans; with a net income spread of 82.7 basis points, as compared to originations of $874.2 million, and sales of $1.0 billion and a net income spread of 54.6 basis points in the first quarter of 2002. Also included in the quarter ended March 31, 2003 was $3.1 million, as compared to $1.8 million for the quarter ended March 31, 2002, of gains associated with purchasing delinquent government insured loans from our servicing portfolio and selling the loans to third party investors recorded in servicing revenue.

Noninterest expense for the first quarter of 2003 was $39.0 million as compared to $30.9 million for the first quarter of 2002. The largest increases occurred in the amortization of mortgage servicing rights and other general and administrative expenses. Amortization of mortgage servicing rights increased $3.0 million due to an increase in the average prepayment rate on the Company's owned mortgage servicing rights portfolio to 31.6% for the first quarter of 2003 as compared to 21.6% for the first quarter of 2002. Other general and administrative expenses increased $3.5 million primarily due to an increase in subaccounting fees paid by Matrix Capital Bank to third parties, an increase in general production costs, and an increase in reserves related to both production and servicing related activities.

                           Forward-Looking Statements

Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "predict," "believe," "plan," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this press release could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: third party claims or actions in relation to the ongoing or future bankruptcies of the Company's customers; interest rate fluctuations; level of delinquencies; defaults and prepayments; general economic conditions; competition; government regulation; possible future litigation; the actions or inactions of third parties, including failure of the Buyer to perform its obligations under the purchase agreement relating to the sale of the wholesale production platform, and actions or inactions of those that are parties to the existing or future bankruptcies of the Company's customers or litigation related thereto; unanticipated developments in connection with the bankruptcy actions or litigation described above, including judicial variation from existing legal precedent and the decision by one or more parties to appeal decisions rendered; the risks and uncertainties discussed elsewhere in this annual report and in the Company's current report on Form 8-K, filed with the Securities and Exchange Commission on March 14, 2001; and the uncertainties set forth from time to time in the Company's periodic reports, filings and other public statements.

                      MATRIX BANCORP, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                                            March 31,            December 31,
                                                                               2003                  2002
                                                                         -----------------     -----------------
                                                                           (Unaudited)

ASSETS

Cash and cash equivalents                                                $        58,883          $     58,725
Interest-earning deposits and federal funds sold                                   2,100                 3,687
Securities available for sale                                                     59,679                29,073
Loans held for sale, net                                                       1,088,521             1,107,926
Loans held for investment, net                                                   287,865               285,891
Mortgage servicing rights, net                                                    57,012                63,200
Other receivables                                                                 51,460                54,811
Federal Home Loan Bank stock, at cost                                             30,469                30,379
Foreclosed real estate                                                             6,824                 8,343
Premises and equipment, net                                                       25,071                27,705
Other assets, net                                                                 29,591                31,857
                                                                         -----------------     -----------------

    Total assets                                                         $     1,697,475          $  1,701,597
                                                                         =================     =================

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Deposits                                                               $       945,627          $    933,957
  Custodial escrow balances                                                      148,149               151,790
  Drafts payable                                                                  10,629                 7,097
  Payable for purchase of mortgage servicing rights                                  733                   782
  Federal Home Loan Bank borrowings                                              378,265               385,785
  Borrowed money                                                                  54,673                61,403
  Guaranteed preferred beneficial interests                                       64,500                64,500
  Other liabilities                                                               18,367                22,575
  Income taxes payable and deferred income taxes liability                         7,676                 6,772
                                                                         -----------------     -----------------

    Total liabilities                                                          1,628,619             1,634,661

Shareholders' equity:
  Common stock, $.0001 par value                                                       1                     1
  Additional paid in capital                                                      20,387                20,375
  Retained earnings                                                               48,446                46,534
  Accumulated other comprehensive income                                              22                    26
                                                                         -----------------     -----------------

    Total shareholders' equity                                                    68,856                66,936
                                                                         -----------------     -----------------

    Total liabilities and shareholders' equity                           $     1,697,475          $  1,701,597
                                                                         =================     =================


                      MATRIX BANCORP, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (Dollars in thousands except share information)

                                                                                     Quarter Ended
                                                                                       March 31,
                                                                               2003                  2002
                                                                         -----------------     -----------------
                                                                                      (Unaudited)
Interest income:
  Loans and securities                                                   $        20,317       $        22,571
  Interest-earning deposits                                                          276                   243
                                                                         -----------------     -----------------
    Total interest income                                                         20,593                22,814

Interest expense:
  Deposits                                                                         4,023                 6,498
  Borrowed money and guaranteed preferred beneficial interests                     4,684                 4,693
                                                                         -----------------     -----------------
    Total interest expense                                                         8,707                11,191

Net interest income before provision for loan and valuation losses                11,886                11,623
Provision for loan and valuation losses                                              695                 1,058
                                                                         -----------------     -----------------
Net interest income after provision for loan and valuation losses                 11,191                10,565

Noninterest income:
  Loan administration                                                              9,390                 8,738
  Brokerage                                                                        2,340                 1,689
  Trust services                                                                   1,613                 1,393
  Real estate disposition services                                                 1,364                   782
  Gain on sale of loans and securities                                               325                     -
  Loan origination                                                                13,051                 8,172
  School services                                                                    616                 1,441
  Other                                                                            1,954                 1,211
                                                                         -----------------     -----------------
    Total noninterest income                                                      30,653                23,426

Noninterest expense:
  Compensation and employee benefits                                              15,306                14,661
  Amortization of mortgage servicing rights                                        8,899                 5,873
  Occupancy and equipment                                                          2,053                 1,689
  Postage and communication                                                        1,251                 1,140
  Professional fees                                                                1,297                   712
  Data processing                                                                    730                   876
  Other general and administrative                                                 9,483                 5,942
                                                                         -----------------     -----------------
    Total noninterest expense                                                     39,019                30,893
                                                                         -----------------     -----------------
Income before income taxes                                                         2,825                 3,098
  Provision for income taxes                                                         913                 1,060
                                                                         -----------------     -----------------
Net income                                                               $         1,912       $         2,038
                                                                         =================     =================
Net income per share                                                     $          0.30       $          0.31
                                                                         =================     =================
Net income per share assuming dilution                                   $          0.29       $          0.31
                                                                         =================     =================


                      MATRIX BANCORP, INC. AND SUBSIDIARIES
                    OPERATING RATIOS AND OTHER SELECTED DATA
                 (Dollars in thousands except share information)

                                                                                      Quarter Ended
                                                                                        March 31,
                                                                               2003                  2002
                                                                         -----------------     ------------------
                                                                                       (Unaudited)

Weighted average shares - basic                                                 6,490,776              6,487,099
Weighted average shares - assuming dilution                                     6,531,406              6,583,159
Number of shares outstanding at end of period                                   6,491,043              6,453,244

Average Balances
Loans receivable                                                         $      1,392,723      $       1,289,945
Interest-earning assets                                                         1,467,946              1,347,773
Total assets                                                                    1,681,274              1,555,081
Interest-bearing deposits                                                         809,584                776,684
FHLB and other borrowings                                                         464,045                412,168
Interest-bearing liabilities                                                    1,273,629              1,188,852
Shareholders' equity                                                               67,763                 71,662

Operating Ratios & Other Selected Data (1)
  Return on average equity                                                          11.29 %                11.38  %
  Net interest margin (2)                                                            3.24 %                 3.45  %
  Net interest margin - Matrix Bank(2                                                3.01 %                 2.93  %
  Operating efficiency ratio(3)                                                     70.81 %                71.39  %
  Balance of servicing portfolio                                                4,830,876              5,877,085
  Wholesale mortgage loan origination volume                                    1,191,622                874,183
  Average prepayment rate on owned servicing portfolio                              31.60 %                21.60 %
  Book value per share (end of period)                                   $          10.61      $           11.25

Loan Performance Ratios(1)
  Net charge offs/average loans                                                      0.09 %                 0.08  %
  Allowance for loan and valuation losses/total loans                                0.60 %                 0.77  %

--------------------------
(1) Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.
(2) Net interest margin has been calculated by dividing net interest income before loan and valuation loss provision by average interest-earning assets.
(3) The operating efficiency ratio has been calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights, by operating income. Operating income is equal to net interest income before provision for loan and valuation losses plus noninterest income.
